Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                     [XX]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement           [  ]  Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14a-6(e)(2))
[XX]  Definitive Proxy Statement
[  ]  Definitive Additional Materials Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                              WORLD SERVICES, INC.
                              --------------------
                (Name of Registrant as Specified In Its Charter)

                            Ronne Tarrell, President
                            ------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box:)

[XX]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:(1)
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.
      (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                              WORLD SERVICES, INC.
                          724 North Kline, P.O. Box 786
                          Aberdeen, South Dakota 57402

--------------------------------------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held on February 20, 2002
--------------------------------------------------------------------------------


                                                           January 25, 2002

     TO THE SHAREHOLDERS OF WORLD SERVICES, INC.:

Super 8 Motel Developers, Inc., a South Dakota corporation ("Developers") made an offer to purchase not less than a majority and up to all of the 2,639,679 outstanding shares of Common Stock World Services, Inc., a South Dakota corporation Common Stock for a cash price of $0.92 per share if it acquires more than 80% of our shares, $.90 per share if it acquires more than 70% (but not more than 80%), and $.85 if it acquires 70% or less. You should have received materials from both World Services and Developers that more fully describe the tender offer, which commenced October 3, 2001. Our Board of Directors unanimously decided to tender their own shares and to recommend that you tender your shares.

We have received notice from Developers that more than a majority of shares of World Services common stock have been tendered and not withdrawn. As a result, we have agreed to call and send notice of a Special Meeting of Shareholders to vote on an amendment to our articles of incorporation to 'opt-out' of certain voting limitations under South Dakota law. The adoption of the amendment is a condition of the tender offer.

We will hold the Special Meeting of Shareholders of World Services at the Ramada Inn, 2727 Sixth Avenue Southeast, Aberdeen, South Dakota 57401 on February 20, 2002 at 2:00 p.m. local time. At the meeting, we will ask our shareholders to consider and take action on:

          1. An amendment to the World Services articles of incorporation that would add a new Article Nine as follows:

          The provisions of the South Dakota Domestic Public Corporation Takeover Act (S.D.C.L. ss.ss.47-33-8 through 47-33-16) do not apply:
          (A) to the acquisition by Super 8 Motel Developers, Inc. of World Services common stock pursuant to the tender offer it commenced on October 3, 2001 (including any amendment or extension thereof), or (B) if the acquisition described in clause (A) is completed, to any subsequent acquisition; provided, however, that if the tender offer described in clause (A) is terminated and such acquisition is not completed, the World Services Board of Directors shall have the authority to further amend these articles of incorporation to delete this Article Nine without further action by the shareholders.


          2. Such other business as may properly come before the meeting, or any adjournments or postponements thereof.

The World Services Board of Directors unanimously recommends that you vote "FOR" the adoption of the amendment to the articles of incorporation whether or not you have tendered your shares.

Only holders of record of Common Stock at the close of business on January 15, 2002, will be entitled to notice of and to vote at this Special Meeting, and any postponements or adjournments thereof. Even if you have already tendered your shares to Developers, you still have the right to vote at this Special Meeting of Shareholders and it is important for you to do so.

You are cordially invited to attend the meeting in person and we hope that you will find it convenient to attend. Whether or not you expect to be present at the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

                           By Order of the Board of Directors:

                           /s/ Ronne Tarrell
                           -----------------
                           Ronne Tarrell, President

Please date, sign, and promptly return your proxy so that your shares may be voted in accordance with your wishes. The giving of such proxy does not affect your right to vote in person if you attend the meeting.



--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

     We must receive the affirmative vote of at least a majority of the outstanding shareholders to approve the amendment of the articles.
   Accordingly, if you do not return your proxy, it will have the effect of a vote against the adoption of the amendment. If we do not adopt the amendment, Developers will not be required to purchase the shares that have been tendered in its offer.

           The Board of Directors recommends that you vote "FOR"
                          the proposed amendment.
--------------------------------------------------------------------------------

                              WORLD SERVICES, INC.
                          724 North Kline, P.O. Box 786
                          Aberdeen, South Dakota 57402

                                 Proxy Statement
                       For Special Meeting of Shareholders
                         To Be Held On February 20, 2002


                                                           January 25, 2002

     This Proxy Statement is being furnished to shareholders of World Services, Inc. in connection with the solicitation of proxies by and on behalf of the World Services board of directors for use at the Special Meeting of Shareholders of World Services (the "Special Meeting") and at any adjournments or postponements thereof. The Special Meeting will be held at 2:00 p.m. local time, at the Ramada Inn, 2727 Sixth Avenue Southeast, Aberdeen, South Dakota 57401 on February 20, 2002. This Proxy Statement will be first mailed to the shareholders on or before January 31, 2002.


                                Voting Securities

     Holders of record of World Services common stock (the "Common Stock") at the close of business on January 15, 2002 (the "Record Date") are entitled to vote on all matters. Our Common Stock is our only class of voting securities. On the Record Date, we had 2,639,679 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share.

     A majority of the issued and outstanding shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. As described in more detail below, if there is a quorum present, management will recommend that the business of the meeting be conducted and that shareholders take action on Proposal No. 1 as described below. Management may also recommend that the meeting be adjourned if a quorum is not present or if management believes that it would be appropriate to allow more time for delivery of proxies for the meeting.

     Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. Any shares as to which a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof will not be counted as voting on a particular matter.

     If you give a proxy pursuant to this solicitation, you may revoke it at any time before it is voted in any of the following ways:

     o by giving notice of the revocation thereof to the Secretary of World Services,
     o    by filing another proxy with the Secretary, or
     o by attending the Special Meeting, revoking your prior proxy and voting in person.

All properly executed and unrevoked proxies, if received in time, will be voted in accordance with the instructions of the beneficial owners set forth on the proxy.

     We will bear the cost of this solicitation. In addition to solicitation by mail, we will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of Common Stock for whom they hold shares, and we will reimburse them for their reasonable expenses in so doing.

                              Security Ownership Of
                    Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the ownership of Common Stock as of January 15, 2002, by:

     (i) each of the directors, individually;
     (ii) each of the executive officers, individually;
     (iii) all executive officers and directors of World Services as a group;
     (iv) all those known by World Services to be beneficial owners of more than five percent of its Common Stock; and
     (v) the shares that have been tendered to, but not yet accepted for payment by Super 8 Motel Developers, Inc. ("Developers").

The table does not include information regarding shares of Common Stock held in the names of certain depositories/clearing agencies as nominee for various brokers and individuals. No such broker or individual is believed to hold greater than 5% of Common Stock.


 Name and Address of                       Number of shares      Percent     Shares
   Beneficial Owner                     beneficially owned (2)   of class  Tendered (6)   Note(s)
----------------------                  ----------------------   --------  ------------   -------
Ronne Tarrell, Director and President         4,070 shares          <1%        (7)          1,3

Delores Bower, Director                     141,033 shares         5.3%        (7)           4

David Jorgenson, Director                     1,824 shares          <1%       1,824          1

Delbert Harty, Director                       7,844 shares          <1%        (7)          1,3

Terry Heinz, Director                         1,040 shares          <1%        (7)           1

All executive officers & directors as a
group (five persons).  The address for
all above executive officers and                   155,811         5.9%       1,824          7
directors is 724 N. Kline, P.O. Box 786
Aberdeen, SD 57402-0786


Murray Woulfe
HCR 70 Box 2206                             223,450 shares         8.5%     223,450          5
Lake George, MN 56458

Super 8 Motel Developers, Inc.                    0 shares           0%   1,610,932          6
615 Camelot Drive
P.O. Box 4800
Aberdeen, S.D. 57402

     (1) Ownership is direct.

     (2) There are no warrants outstanding by which any officer, director, or other person has the right to purchase shares of Common Stock.

     (3) Of these shares, 3,922 owned by Mr. Tarrell and 7,844 owned by Mr. Harty are held in escrow pursuant to an agreement with the Director of Securities of South Dakota until, if ever, World Services achieves net earnings per share of $0.10 for any three year period, two of which must be consecutive. In addition, the shares will be released from escrow if Developers' tender offer is successful or if World Services completes a liquidation and dissolution.

     (4) All shares are held in the name of the Delores Bower Trust, Delores Bower Trustee. 47,059 of these shares are held in escrow pursuant to an agreement with the Director of Securities of South Dakota until, if ever, World Services achieves net earnings per share of $0.10 for any three year period, two of which must be consecutive. In addition, the shares will be released from escrow if Developers' tender offer is successful. This does not include 3,471 shares held in the name of Midwest Paint Services, Inc., a corporation in which Mrs. Bower has a minority interest and which is controlled by her husband and adult son.

     (5) Ownership is direct. 155,883 of these shares are held in escrow pursuant to an agreement with the Director of Securities of South Dakota until, if ever, World Services achieves net earnings per share of $0.10 for any three year period, two of which must be consecutive. In addition, the shares will be released from escrow if Developers' tender offer is successful.

     (6) As of the record date, the depositary for the tender offer reported that 1,610,932 shares had been tendered and not withdrawn. Although Developers has the right to purchase these shares pursuant to the tender offer, they are not included within Developers' beneficial ownership because Developers does not have the right to vote such shares and they are subject to the right of each depositor to withdraw until the conditions precedent to the completion of the tender offer have been met or waived and Developers accepts and pays for the shares. If Developers acquires all of the shares tendered as of the record date, it will own approximately 61% of the outstanding Common Stock.

     (7) These directors have agreed to tender their shares in response to Developers' tender offer, but as of the record date they had not completed all steps necessary to do so.

     Other than the tender offer commenced on October 3, 2001 by Developers, we know of no arrangement, the operation of which may, at a subsequent date, result in change in control of World Services.

                                 Proposal No. 1

       A proposal to amend our articles of incorporation to 'opt-out' of certain voting limitations found in the South Dakota
                    Domestic Public Corporation Takeover Act

     Background. Effective September 10, 2001, after several months of discussion and negotiation, we entered into an agreement with Developers by which we agreed to cooperate with Developers in its completion of an offer to purchase all of our outstanding shares of Common Stock for $0.85 per share. We amended this agreement in December 2001 to increase the price offered to our shareholders should Developers acquire more than 70% (in which case the price would be $0.90 per share) or more than 80% ($0.92) of our outstanding Common Stock. Developers commenced the tender offer on October 3, 2001, and as of the record date has received tenders of approximately 61% of the outstanding Common Stock.

     Were Developers to complete the tender offer before the shareholders adopt the proposed amendment to our articles of incorporation, S.D.C.L. ss.ss.47-33-8 through 47-33-16 would prevent Developers from being able to vote the shares at any subsequent shareholders' meeting unless voting rights were approved by the shareholders pursuant to and in accordance with the requirements S.D.C.L ss.47-33-12.

     Because Developers wants the right to vote its shares as any other shareholder, Developers conditioned the completion of the tender offer on the shareholders approving and World Services filing an amendment to its articles of incorporation to "opt-out" of the voting restrictions found in S.D.C.L. ss.ss.47-33-8 through 47-33-16. This condition (the "Voting Rights Provision") and another limitation provided by South Dakota Law (the "Business Combination Provision") are described in more detail below.

     South Dakota Anti-Takeover Statute. South Dakota has adopted a statute entitled the "Domestic Public Corporation Takeover Act." This statute is found at ss.47-33-1 et seq. of the South Dakota Codified Laws. The statute applies to persons who acquire a significant number of shares of a publicly-held South Dakota corporation. When it applies, the statute places significant restrictions on an acquiring person's ability to participate in or manage the affairs of the target corporation unless the acquiring person receives the prior approval and/or cooperation of the corporation's board and/or shareholders.

     The Supreme Court of the United States has scrutinized the validity of similar statutes in other states. In 1982, in Edgar v. MITE Corp., the U.S. Supreme Court invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     World Services believes that the Domestic Public Corporation Takeover Act applies to the transaction contemplated by Developers and is enforceable under the principles expressed in the Edgar v. MITE and the CTS Corp. v. Dynamics Corp of America cases. In adopting the statute, the South Dakota legislature also apparently reached the same conclusion when it stated, in ss.47-33-2(1):

     "This state [South Dakota] has traditionally regulated the affairs of corporations organized in this state, including the regulation of mergers and other business combinations and the rights of shareholders. The United States Supreme Court has recently reaffirmed the power of states to regulate these affairs."

     In adopting the statute, the South Dakota legislature similarly expressed its interest in protecting South Dakota public corporations and their shareholders from transactions that are coercive, involve substantial risk of unfair business dealings or deprive shareholders from realizing the full value of their holdings. At the same time, the South Dakota legislature drafted the statute in such a way to allow for transactions which have the support of a company's board and/or shareholders. In these instances, the legislature apparently felt that the board and/or shareholders would address the public policy concerns.

     Two principal provisions of the statute potentially apply to Developers should Developers complete its offer to purchase the outstanding Common Stock as set forth in the tender offer. In both cases, Developers conditioned the completion of the tender offer on a waiver of the statutory provisions.

     o The control share acquisition provisions (ss.ss.47-33-8 through 47-33-16, inclusive) of the South Dakota law (the "Voting Rights Provision") generally provide that since the amount of shares sought to be acquired by Developers exceeds fifty percent and constitutes a "control share acquisition", the shares acquired by Developers upon completion of the tender offer would have no voting rights unless subsequently approved by the disinterested shareholders. The provisions further provide that the World Services shareholders may opt-out of these provisions before the completion of the control share acquisition and thereby provide full voting rights to Developers. Proposal No. 1 seeks shareholder approval of an amendment to provide full voting rights to Developers if it completes the tender offer.

     o ss.47-33-17 of the South Dakota law (the "Business Combination Provision") generally provides that a corporation shall not engage at any time in any business combination with any interested shareholder of the corporation without approval by a majority of the disinterested shareholders. This provides further that the limitation on business combinations does not apply where the board of directors has approved the acquisition before it occurred. In this case, the World Services board of directors did approve this acquisition based on the facts and circumstances that existed on September 7, 2001 and, therefore, the Business Combination Provision does not apply to Developers if it completes the tender offer. The board does have a right to reconsider this approval if it determines that the facts or circumstances have changed.

     By voting for Proposal No. 1 you are approving measures that would eliminate the applicability of the Voting Rights Provision if Developers completes its tender offer. If approved, this action will give Developers the right to cast a majority of votes on any matter presented to shareholders in the future if the tender offer is completed, and may have significant potential impact on World Services shareholders who choose not to tender their shares to Developers. Currently there is no shareholder or group of shareholders who can control the outcome of any vote at a World Services shareholders' meeting.

     If Proposal No. 1 is not approved, Developers would not be able to vote any shares purchased in the tender offer; however, Developers has indicated that it does not intend to purchase the tendered shares if it will not be able to vote, so it is unlikely that the tender offer will be completed if the amendment is not approved.

     Developers Protections for World Services Shareholders Who Elect Not to Accept the Tender Offer. The World Services board expressed its concern to Developers that the Takeover Act provided certain protections to shareholders who choose not to tender their shares and consequently remain owners of a minority interest. Developers expressed its concern that the provisions of the Takeover Act would substantially reduce or even eliminate the value of its contemplated investment in World Services because the Takeover Act would restrict Developers' ability to act as a majority shareholder in the future. After negotiations among the principals of World Services and Developers, Developers agreed to the following covenants designed to protect the interests of the minority shareholders should Developers complete the tender offer:

     (i) Developers will not cause World Services to divest or sell any material assets through a distribution, dividend, payment of any sort or to conduct any merger, consolidation, exchange or other transaction, in a manner which is inconsistent with the fiduciary duties or other legal obligations that a majority shareholder owes to any minority shareholders under all applicable state or federal laws;

     (ii) Developers will not cause World Services to make any payment to Developers in exchange for any property or services other than at fair market value as determined in good faith by the board of directors of World Services at the time of such transaction;

     (iii) For so long as World Services is subject to the Securities Exchange Act of 1934, Developers will cause World Services to comply with financial reporting and other obligations pursuant to such Act, and if Developers determines to take World Services private through filing a Form 15, engaging in a 13e-3 Transaction, or other means, Developers will (and will cause World Services to) comply with all relevant rules and statutes; and

     (iv) For a period of 24 months following the completion of the tender offer,

          * Developers will not cause World Services to make any dividend or distribution of cash, stock or other assets or consideration to its shareholders, or conduct any sale, merger, consolidation, exchange or other transaction, pursuant to which Developers would receive a disproportionate amount of cash, stock or other assets or consideration on a per share basis in comparison to World Services' other shareholders;

          * Developers will not cause World Services to enter into any sale of all or substantially all of its assets, merger, consolidation, exchange, voluntary dissolution or other transaction that would have the effect of eliminating the interests of the non-tendering shareholders and give rise to dissenters' rights under ss.47-6-23 of the South Dakota business corporations statutes, unless either
               (i) the per share price to be paid to the non-tendering shareholders is not less than the tender offer Price plus interest calculated from the date the tender offer is completed, minus dividends, as provided in ss.47-33-18(1)(a) of the business combinations provisions under the Takeover Act, or (ii) the World Services board has received a fairness opinion from an independent appraiser indicating that the per share price to be paid to the minority shareholders is fair (without applying a minority interest or lack of marketability discounts); and

          * Developers will not cause World Services to enter into any transaction with Developers or its affiliates not giving rise to dissenters' rights as provided above, other than at fair market value (as provided above), and if World Services were to enter into any such transaction Developers would cause the World Services board to give all World Services shareholders notice of the transaction with an explanation of how the board reached its determination as to the value of the consideration that is detailed enough for the shareholders to reasonably evaluate the board's decision. Any shareholder(s) objecting to the amount or nature of the consideration will have the right to require World Services to have an independent appraisal completed, and

                    (A) if the appraised value is within 10% of the price set by the board, then the price will stand and World Services will pay for the appraisal;

                    (B) if the appraised value is more than 10% higher than the price set by the board, Developers will be required to pay such additional consideration to World Services and reimburse World Services for the reasonable cost of the appraisal; and

                    (C) if the appraised value is more than 10% lower than the price set by the board, the price will stand and the shareholder(s) requesting the appraisal will reimburse World Services for the reasonable cost of the appraisal.

     Any shareholder's right to require an appraisal under the foregoing provisions is subject to World Services' receipt of the prior written agreement of such shareholder not to disclose any confidential information about World Services or Developers contained in the appraisal and to reimburse World Services for the appraisal cost if the appraised value is more than 10% lower than the price set by the board (or its pro rata share of such cost if multiple shareholders request the appraisal).

     Amendment to Articles of Incorporation. World Services is asking you to take action on an amendment to our articles of incorporation that would 'opt-out' of the Voting Rights Provision described above. The text of the amendment that will be presented to the shareholders at the meeting for their consideration is as follows. The following paragraphs will become a new Article Nine to our articles of incorporation, and the full text of the articles of amendment that will be filed is attached to this proxy statement as Exhibit "A":

          The provisions of the South Dakota Domestic Public Corporation Takeover Act (S.D.C.L. ss.ss.47-33-8 through 47-33-16) do not apply:
     (A) to the acquisition by Super 8 Motel Developers, Inc. of our Common Stock pursuant to the tender offer it commenced on October 3, 2001 (including any amendment or extension thereof), or (B) if the acquisition described in clause (A) is completed, to any subsequent acquisition ; provided, however, that if the tender offer described in clause (A) is terminated and such acquisition is not completed, the World Services Board of Directors shall have the authority to further amend these articles of incorporation to delete this Article Nine without further action by the shareholders.


If Developers does not complete the tender offer and acquire at least a majority of the outstanding Common Stock,the Board of Directors may in its discretion, restore the articles to their original provisions by deleting the added language.

     Recommendation of the Board of Directors and Discussion. The board of directors has considered the proposed new Article Nine to World Services' articles of incorporation and the terms of Developers' tender offer as revised in December 2001. Based on this consideration, the board recommends:

          o    A vote "FOR" Proposal No. 1, as described above.


Developers has advised us that it does not intend to complete the tender offer unless Proposal No. 1 is approved and the articles of amendment are filed. The board of directors has reached the conclusion that the tender offer as amended is in the best interests of World Services shareholders. It is for this reason that the board recommends that all shareholders vote for Proposal No. 1 whether or not they have tendered their shares.

     In reaching its conclusion that the tender offer is in the best interests of the World Services shareholders and that shareholders should vote for Proposal No. 1, the board considered the following factors:

o Providing Liquidity for World Services Shareholders. A principal factor that influenced the World Services Board of Directors to cooperate with Developers in its efforts to complete the tender offer and to obtain shareholder approval of Proposal No. 1 was that the tender offer provides liquidity to shareholders who may desire to sell their shares of World Services and who have not been able to do so thus far. Our Common Stock is not eligible for listing on the Nasdaq system or on the OTC Bulletin Board. World Services does not believe that its shares have been quoted in the "pink sheets" published by National Quotation Bureau, Inc. World Services believes that any trading has been strictly limited to private transactions that are then submitted to World Services to complete. (World Services acts as its own transfer agent and registrar for the shares of Common Stock.)

o Developers Agreed to Provide a Number of Protections to Shareholders Who Elect Not to Accept the Tender Offer. The World Services board required that the agreement with Developers provide certain protections to shareholders who may choose not to accept the tender offer before the board was willing to recommend the tender offer for liquidity purposes (although initially remaining neutral as to price). These protections are described in more detail above.

o The Tender Offer, if Completed, Will Terminate the Escrow of World Services Shares. 421,286 shares of our Common Stock have been held in escrow for more than 21 years under a requirement imposed by the South Dakota Director of Securities in connection with the World Services' initial public offering. These shareholders include three members of the World Services board of directors and more than 20 other shareholders who are not members of the World Services board. The existence of the escrow imposes uncertainty on World Services capitalization and has made the consideration of potential business transactions more difficult. The elimination of the escrow upon completion of the tender offer will allow persons who have held World Services shares for more than 21 years to fully participate in the tender offer if they choose to do so, or to fully participate in the future of World Services as shareholders if they do not accept the tender offer.

o Limited Conditions to Completion. The World Services board considered the high likelihood that the tender offer would be completed. The tender offer is subject to limited conditions all of which Developers may waive, except the condition that at least a majority of the outstanding shares of Common Stock have been tendered and not withdrawn prior to the expiration of the tender offer. World Services notes that Developers has stated that it does not intend to waive the condition that World Services holds a special meeting of its shareholders and that at that meeting the shareholders approve an amendment to World Services' articles that will result in the shares to be acquired by Developers having voting rights under South Dakota law.

o World Services Is Not Currently Engaged in Business Operations. World Services is not currently engaged in any business operations, and has not been so engaged for several years. The board is not currently engaged in discussions with any other person for a prospective business combination, and there can be no assurance that World Services will commence business operations in the near future.

o The Alternatives Considered May Not Be Viable. The World Services board considered the possibility of an alternative for dissolution and liquidation which the board believed could be accomplished in compliance with law. Developers strongly objected to this approach and advised World Services of various actions that it would consider to prevent any effort by World Services to sell or distribute the Developers shares owned by World Services. In light of the increased Offer Price that Developers offered and the risks attendant with litigation should it develop, and in light of the fact that World Services has not received any inquiry for a business combination with a third party since the commencement of the tender offer, the World Services board determined that the alternative of dissolution and liquidation may not be viable.

     The board of directors also considered several factors that led the World Services board to consider other alternatives but, after further consideration and a renegotiation of certain terms in December 2001, did not change the board's recommendation:

o Business of Developers. Developers has not defined any proposed business for World Services following the completion of the tender offer. Therefore, persons who elect to remain shareholders of World Services will be doing so without being able to rely on any business plan or proposal from Developers.

o Adequacy of the Offer Price. The World Services board considered a number of factors regarding the price offered by Developers for the World Services shares. In considering these factors, each director placed different weight on different factors. As a result of the increased Offer Price negotiated in December 2001 and the risks attendant with pursuing other alternatives, the World Services board determined that the price offered by Developers was adequate.

     As a result of the considerations set forth above, the members of the board of directors have all tendered or agreed to tender their shares to Developers as set forth in the table above, and they have advised that they each intend to vote "FOR" Proposal No. 1.


     The Vote Required to Approve Proposal No. 1. Because Proposal No. 1 constitutes an amendment to World Services' articles of incorporation, holders of not less than a majority of the outstanding shares must approve the amendment. Consequently, a failure to cast any vote will have the effect of a vote against Proposal No. 1.

     Even if the shareholders approve Proposal No. 1 by the required majority, Proposal No. 1 may be withdrawn to restore the original articles of incorporation if Developers does not complete the tender offer and acquire not less than a majority of the outstanding shares.

                                 Escrowed Shares

     Approximately 421,286 of World Services shares are held pursuant to an Escrow Agreement dated May 30, 1980, with the South Dakota Director of the Division of Securities. Pursuant to that agreement, those shares will continue to be held in escrow until, if ever, World Services achieves net earnings per share of $0.10 for any three-year period, two of which must be consecutive. The escrow agreement further provides that:

     o the Director of Securities may, in his discretion, terminate the escrow for any or all of the escrowed shares before the termination event "if he determines that the release of such securities to the Depositor(s) will not be detrimental to the Issuer, the public investors, or any other party concerned";

     o any dividends payable on the escrowed shares must be deposited into escrow, and that the escrowed shares are not entitled to any proceeds on liquidation until such time as the "public" shareholders have received a return of the initial offering price (which as adjusted, is $2.00 per share); and

     o no shareholder may transfer shares included in the escrow "without the prior written consent of the Director."

     In July 2001, Developers contacted the South Dakota Director of Securities regarding the Common Stock included in the 1980 escrow. As a result of these communications between Developers and the Director of Securities, the Director accepted an agreement that provides generally that, should Developers tender for the shares of World Services,

     o The Director will permit the holders of the escrowed shares to submit World Services shares and participate in the tender offer; and

     o If the tender offer is successfully completed so that Developers owned at least 51% of the World Services shares, the Director will consent to the release of all shares from the escrow.

     Since World Services is a party to this agreement with the Division of Securities and since Developers will be in control of World Services following the completion of the tender offer, Developers has agreed that its obligations under the agreement with World Services specifically includes "an obligation to take such actions as are commercially reasonable to compel the performance by the Director of his obligations under the Escrow Release Agreement promptly following the successful completion of the tender offer." Consequently, if the Division of Securities does not release the shares from its escrow in the normal course of its business, shareholders whose shares are deposited in escrow can rely on Developers to take such actions as are reasonably necessary to force the Division of Securities to comply with the Division's obligations in the agreement.

                        Potential Conflicts of Interest

     Certain of the directors hold shares pursuant to the Escrow Agreement dated May 30, 1980, with the South Dakota Director of the Division of Securities. Their interests may differ from yours.

     Except as described in this proxy statement, to the knowledge of World Services, there exists no material agreement, arrangement or understanding or any actual or potential conflict of interest between World Services or its affiliates and either (1) World Services, its executive officers, directors, or affiliates, or (2) Developers or its executive officers, directors, or affiliates.


     Interests of Certain Persons. In considering the determination of the World Services board with respect to the tender offer, the World Services shareholders should consider the factors set forth above.


                                  Other Matters

     Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                          By Order of the Board of Directors:
                          World Services, Inc.


                          /s/ Ronne Tarrell
                          -----------------
                          Ronne Tarrell, President

                                   Exhibit "A"
                          Articles of Amendment to the
                   Articles of Incorporation of World Services

     A new Article Nine shall be added and shall read as follows:

                                     NINTH:

     That subject to the satisfaction of the following conditions and upon shareholder approval:

     (i) the provisions of the South Dakota Domestic Public Corporation Takeover Act (S.D.C.L.ss.ss.47-33-8 through 47-33-16) do not apply: (A) to the acquisition by Super 8 Motel Developers, Inc. of World Services common stock pursuant to the tender offer it commenced on October 3, 2001 (including any amendment or extension thereof), or (B) if the acquisition in clause (A) is completed, to any subsequent acquisition, and

     (ii) further authorize and direct the officers of World Services to file articles of amendment to World Services' articles of incorporation in the form reviewed by each of the directors and attached to the proxy statement.

The conditions to which the completion of the actions set forth above are subject are the following which must be established to the satisfaction of not less than a majority of the Board of Directors of World Services:

     (a) Persons entitled to do so tendering (and not withdrawing) not fewer than a majority of the outstanding shares of World Services common stock pursuant to the tender offer commenced by Super 8 Motel Developers, Inc. on October 3, 2001 (including any amendment or extension thereof);

     (b) Super 8 Motel Developers, Inc., accepting for payment and having funds escrowed sufficient to pay for all shares of World Services common stock tendered in the tender offer commenced by Super 8 Motel Developers, Inc. on October 3, 2001 (including any amendment or extension thereof) in accordance with the terms of the tender offer;

     (c) The South Dakota Division of Securities complying with its obligations under the agreement dated September 25, 2001, executed by the South Dakota Division of Securities, World Services, and Super 8 Motel Developers, Inc.; and

     (d) If after conditions (a), (b), and (c) have been accomplished but either: (i) the shares tendered (and not withdrawn) have not been paid for, or (ii) the shares described in the agreement described in condition (c) have not been released from escrow within seven days of the date the shareholders adopt the foregoing actions, the Board of Directors will be entitled to withdraw the articles of amendment if previously filed, or file a further amendment negating the effect of the articles of amendment so filed.

                              World Services, Inc.
                          724 North Kline, P.O. Box 786
                          Aberdeen, South Dakota 57402

                                      PROXY

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Ronne Tarrell, Proxy, with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares of Common Stock of World Services, Inc. held of record by the undersigned on January 15, 2002, at the Special Meeting of Shareholders to be held on February 20, 2002 and at any adjournments or postponements thereof.

Proposal No. 1.: To approve and adopt an amendment to the articles of incorporation of World Services which will add a new Article Nine, which will read as follows:

     The provisions of the South Dakota Domestic Public Corporation Takeover Act (S.D.C.L. ss.ss.47-33-8 through 47-33-16) do not apply: (A) to the acquisition by Super 8 Motel Developers, Inc. of World Services common stock pursuant to the tender offer it commenced on October 3, 2001 (including any amendment or extension thereof), or (B) if the acquisition described in clause (A) is completed, to any subsequent acquisition ; provided, however, that if the tender offer described in clause (A) is terminated and such acquisition is not completed, the World Services Board of Directors shall have the authority to further amend these articles of incorporation to delete this Article Nine without further action by the shareholders.


CHECK BOX TO INDICATE HOW TO VOTE YOUR SHARES ON THE AMENDMENT:

     [  ]  FOR                  [  ]  AGAINST                  [  ]   ABSTAIN

             The Board recommends that you vote "FOR" the amendment.

2. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposal No. 1 and in the discretion of the Proxy on all other matters.

     Please sign exactly as name appears below. When joint tenants hold shares, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                       Date:              , 2002
---------------------------                                ------------ --
Signature

                                      Please print name:
---------------------------                            -------------------------
Signature if held jointly


                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                        PROMPTLY IN THE ENCLOSED ENVELOPE